Master Government Trust
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 03/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2007.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/07/2006	$8,600	U.S. Treasury Bill	4.620%	06/15/2006
08/23/2006	10,000	U.S. Treasury Bill	4.712	08/24/2006
09/08/2006	6,530	U.S. Treasury Bill	4.850	09/21/2006